Exhibit 23.5

Consent of Independent Accountants

The Board of Directors
Apple REIT Nine, Inc.
Richmond, Virginia

          We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Nine, Inc.:

(1)

the use of our report dated September 26, 2008 with respect to the balance sheets of the Santa Clarita—Courtyard by Marriott Hotel as of December 31, 2007 and 2006, and the related statements of operations, members’ equity and cash flows for the years then ended, incorporated by reference herein;

(2)

the use of our report dated October 28, 2008 with respect to the balance sheet of the Beaumont, Texas—Residence Inn by Marriott Hotel as of December 31, 2007, and the related statements of operations, partners’ equity and cash flows for the year then ended, incorporated by reference herein;

(3)

the use of our report dated December 3, 2008 with respect to the balance sheets of the Durham, North Carolina—Hilton Homewood Suites Hotel as of December 31, 2007 and 2006, and the related statements of operations, members’ deficit and cash flows for the years then ended, incorporated by reference herein;

(4)

the use of our report dated February 18, 2010 with respect to the balance sheet of the Houston, Texas—Marriott Hotel as of December 31, 2009, and the related statements of operations, partners’ equity and cash flows for the year then ended, incorporated by reference herein;

(5)

the use of our report dated June 9, 2010 with respect to the balance sheet of the Anchorage, Alaska—Embassy Suites Hotel as of December 31, 2009, and the related statements of operations, members’ equity and cash flows for the year then ended, incorporated by reference herein; and

(6)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ L.P. Martin & Company, P.C.

Richmond, Virginia
July 19, 2010